Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS THIRD QUARTER 2006 RESULTS

Bethpage, N.Y., November 8, 2006 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the third quarter ended September 30, 2006, including strong revenue and adjusted operating cash flow (“AOCF”)(1) growth.

Consolidated net revenue for the third quarter of 2006 grew 13.4% to more than $1.4 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services.  Operating income increased 25.6% to $135.4 million and AOCF increased 16.1% to $438.8 million.

Operating highlights for the third quarter 2006 include:

•                  Quarterly Revenue Generating Unit (“RGU”) growth of more than 288,000 new video, high-speed data and voice units

•                  Tenth consecutive quarter of basic video subscriber gains

•                  Cable Television net revenue growth of 18.7% and AOCF growth of 17.5% as compared to the third quarter of 2005

•                  Average Monthly Revenue per Basic Video Customer (“RPS”) of $111.13

Cablevision President and CEO James L. Dolan commented:  “For the third quarter, Cablevision achieved impressive gains in company-wide consolidated revenue and adjusted operating cash flow.  Our success continues to be driven by strong subscriber increases in digital video, voice and data, as well as analog video, which recorded its tenth consecutive quarter of basic subscriber growth.  This led to our core cable business enjoying its highest year-over-year quarterly gain in net revenue since the company began offering its full suite of digital products in 2004 and helped us maintain our industry-leading penetration rates across all Cablevision’s telecommunications services,” concluded Mr. Dolan.

Results from Continuing Operations(2)

Segment results for the quarters ended September 30, 2006 and September 30, 2005 are as follows:

	Revenue, Net		Operating Income (Loss)		AOCF
$ millions	Q3 2006	Q3 2005	Q3 2006	Q3 2005	Q3 2006	Q3 2005
				(As restated)(3)

Telecommunications	$1,075.8	$910.6	$168.5	$142.2	$411.5	$353.7
Rainbow	217.0	210.4	15.2	19.8	47.5	46.1
MSG	128.5	135.2	(24.6)	(15.6)	(6.1)	1.8
Other (including eliminations)	(12.6)	(14.5)	(23.7)	(38.5)	(14.1)	(23.7)
Total Company	$1,408.7	$1,241.7	$135.4	$107.9	$438.8	$377.9

(1)       Adjusted operating cash flow (“AOCF”), a non-GAAP financial measure, is defined as operating income (loss) before depreciation and amortization (including impairments), excluding stock plan charges or credits and restructuring charges or credits.  Please refer to page 4 for a more detailed definition of AOCF and discussion of our use of AOCF as a non-GAAP financial measure and page 6 for a reconciliation of AOCF to operating income (loss) and net income (loss).

(2)       The operating results of Fox Sports Net (FSN) Ohio, FSN Florida, FSN Chicago and Rainbow DBS’s distribution operations are included in discontinued operations and are not presented in the table above.  The VOOM HD Networks are included in the Rainbow segment for all periods presented.

(3)       The operating income (loss) for third quarter 2005 and nine months ended September 30, 2005 have been restated as previously reported in the company’s Form 10-K/A for the year ended December 31, 2005.  These restatements were made to reflect additional non-cash stock-based compensation (expense) benefit, and related tax effects, relating to a number of stock option grants during the period 1997 through 2002, as well as other impacts associated with other forms of stock-based compensation.

Telecommunications Services – Cable Television and Lightpath

Telecommunications Services includes Cable Television – Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure – and its “Optimum Lightpath” branded, fiber-delivered commercial data and voice services.

Telecommunications Services net revenues for the third quarter 2006 rose 18.1% to $1,075.8 million, operating income increased 18.5% to $168.5 million, and AOCF grew 16.4% to $411.5 million, all compared to the prior year period.

Cable Television

Cable Television third quarter 2006 net revenues increased 18.7% to $1,035.5 million, operating income increased 19.1% to $174.6 million and AOCF rose 17.5% to $397.6 million, each compared to the prior year period.  The increases in net revenue, operating income and AOCF resulted principally from growth in video, high-speed data, and voice customers, which is reflected in the addition of nearly 1.5 million Revenue Generating Units since the end of the third quarter of 2005.

Third quarter 2006 highlights include:

•                  Basic video customers up 9,756 or 0.3% from June 2006 and 101,736 or 3.4% from September 2005; tenth consecutive quarter of basic video subscriber gains

•                  iO: Interactive Optimum digital video customers up 93,587 or 4.1% from June 2006 and 521,241  or 28.3% from September 2005

•                  Optimum Online high-speed data customers up 72,438 or 3.8% from June 2006 and 363,446 or 22.7% from September 2005

•                  Optimum Voice customers up 113,086 or 11.5% from June 2006 and 499,420 or 83.1% from September 2005

•                  Revenue Generating Units up 288,139 or 3.5% from June 2006 and 1,483,546 or 21.0% from September 2005

•                  Cable Television RPS of $111.13, up $2.12 or 1.9% from the second quarter of 2006 and $14.44 or 14.9% from the third quarter of 2005

Lightpath

For third quarter 2006, Lightpath net revenues increased 5.3% to $52.0 million, operating loss increased 39.8% to $6.1 million and AOCF declined 8.3% to $14.0 million, each as compared to the prior year period.  The increase in net revenue is primarily attributable to growth in Ethernet data services and Optimum Voice call completion activity, offset by a decline in traditional circuit switched services.  Operating loss and AOCF were impacted by higher sales and marketing costs partially offset by the increase in revenue discussed above.

Rainbow

Rainbow consists of our National Programming services - AMC, IFC and WE tv as well as Other Programming which includes: FSN Bay Area, fuse, MagRack, sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

Rainbow net revenues for the third quarter of 2006 increased 3.1% to $217.0 million, operating income declined 23.1% to $15.2 million and AOCF rose 3.1% to $47.5 million, all compared to the prior year period.  Third quarter 2005 results include certain affiliate revenue attributable to the second quarter of 2005 that was not recognized until the third quarter of 2005 due to a contractual dispute.  Excluding this revenue, third quarter 2006 net revenue would have increased 6.2% while operating income and AOCF would have grown 9.0% and 18.1%, respectively.

AMC/IFC/WE tv

Third quarter 2006 net revenues of $144.5 million were essentially flat compared to the same period in 2005.  Operating income declined 3.4% to $51.6 million and AOCF rose 1.2% to $69.3 million, each compared to the prior year period.  Excluding the 2005 revenue impact noted above, AMC/IFC/WE tv’s third quarter 2006 net revenue, operating income, and AOCF would have increased 4.6%, 8.5% and 10.7%, respectively.

The third quarter 2006 results reflect:

•                  A 15.4% increase in advertising revenue, as compared to the prior year period, driven principally by higher primetime sellout rates

•                  Viewing subscriber increases of 7.1% at IFC, 4.8% at WE tv and 4.4% at AMC (AMC’s growth includes 1.8 million new Canadian subscribers), all compared to September 2005

•                  Slightly lower operating expenses than the prior year period, principally due to lower programming costs

Other Programming

Third quarter 2006 net revenues rose 9.0% to $78.5 million, operating loss increased 8.2% to $36.4 million, and the AOCF deficit decreased 2.6% to $21.8 million, all as compared to the prior year period.  The increase in net revenue was driven primarily by higher revenue at the VOOM HD Networks, FSN Bay Area, and fuse.  The improvement in AOCF deficit is the result of better performance at most of the Other Programming services, offset by higher losses at VOOM HD Networks.

Madison Square Garden

Madison Square Garden’s primary businesses include: MSG Network, FSN New York, the New York Knicks, the New York Rangers, the New York Liberty, MSG Entertainment, the MSG Arena complex and Radio City Music Hall.

Madison Square Garden’s third quarter 2006 net revenue declined 4.9% to $128.5 million compared to the third quarter of 2005.  Third quarter 2006 operating loss increased $8.9 million to $24.6 million and AOCF decreased $7.9 million to a deficit of $6.1 million, both compared to the prior year period.

The third quarter of 2005 included $13.2 million in retroactive MSG Networks affiliate fees.  Excluding the impact of this 2005 retroactive item, Madison Square Garden’s third quarter 2006 net revenue increased $6.5 million, operating loss decreased $4.3 million and AOCF increased $5.3 million, in each case compared to the prior year period.  In addition, MSG’s third quarter 2006 results were primarily impacted by:

•                  Net higher revenues of $14.9 million and higher costs of $9.6 million from non-NHL events at Madison Square Garden and Radio City Music Hall

•                  Lower net provisions for certain team personnel transactions (including the final resolution of the dispute with the Knicks’ ex-head coach) of $2.7 million

•                  Higher expense due to the return of National Hockey League games after the cancellation of the 2004-2005 season of $4.6 million

•                  Lower advertising sales revenue and sublicense fees totaling $11.0 million resulting from the loss of the Mets broadcast rights agreement, offset by $11.9 million of lower broadcast rights fees (other than those related to the resumption of National Hockey League games) primarily due to the termination of the Mets broadcast rights agreement

Other Matters

In April 2006 the company paid a $10 per share special cash dividend (a total of approximately $2.96 billion of which $121.2 million has been set aside for the future payment of the dividend on certain equity based securities) funded by approximately $3 billion of additional debt.  Third quarter 2006 total net interest expense reflects a significant increase, as compared to the prior year period, principally as a result of the additional borrowing.

On October 8, 2006, the company received a proposal from the Dolan Family Group to acquire, at a purchase price of $27.00 per share in cash, all the outstanding shares of the company’s common stock, except for the shares held by the Dolan Family Group.  The company’s Board of Directors appointed a special transaction committee of independent directors to review the proposal. The special transaction committee has retained Willkie Farr & Gallagher LLP as its legal counsel and Lehman Brothers Inc. and Morgan Stanley as financial advisors.  The Dolan Family Group proposal contemplates that substantially all of the purchase price in the transaction would be funded by the incurrence of additional indebtedness by the company and its subsidiaries.

2006 Outlook

The company affirms the previously issued full year 2006 guidance as outlined below:

Cable Television
Basic video subscribers growth	+ 3.5% to 4.0%
Revenue Generating Unit (RGU) net additions	Approximately 1.5 million
Total revenue growth	high teens (a)
Adjusted operating cash flow growth (b)	high teens (a)
Capital expenditures	Approximately $750 million

AMC/IFC/WE tv
Total revenue growth	high single digit (a)
Adjusted operating cash flow growth (b)	high single digit (a)

(a)          Percentage growth rate (2006 as compared to 2005)

(b)         The company’s definition of AOCF excludes charges or credits related to our employee stock plan and non-employee director stock plan, including those related to restricted shares, stock options and stock appreciation rights; therefore, the 2006 outlook above excludes any impact of the adoption of FASB Statement No. 123R (effective January 1, 2006).

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding charges or credits related to our employee and non-employee director stock plans and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of variable stock options and stock appreciation rights (for the 2005 period) or stock appreciation rights (for the 2006 period) and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with other titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenue and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash from operating activities less capital expenditures, both of which are reported in our Statement of Cash Flows.  Net cash from operating activities also excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt service and other discretionary and non-discretionary items.  It is also one of several indicators of our ability to make investments and return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE tv and other national and regional networks. In addition to its telecommunications and programming businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The conference call will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (973) 935-2967

Conference call replay number (973) 341-3080/ pin #8018574 until November 15, 2006

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006 (a)	2005 (a)	2006 (a)	2005 (a)
		(As restated)		(As restated)
Revenues, net	$1,408,736	$1,241,745	$4,242,017	$3,686,730
Adjusted operating cash flow (b)	$438,809	$377,867	$1,305,632	$1,132,381
Stock plan expense	(17,640)	(2,036)	(56,929)	(54,778)
Restructuring credits (charges)	1,729	(1,438)	4,483	(2,093)
Operating income before depreciation and amortization	422,898	374,393	1,253,186	1,075,510
Depreciation and amortization (including impairments)	287,463	266,536	847,521	804,915
Operating income (b)	135,435	107,857	405,665	270,595

Other income (expense):
Interest expense, net	(238,726)	(186,887)	(658,544)	(559,634)
Equity in net income of affiliates	2,677	2,277	5,872	1,600
Write-off of deferred financing costs	(6,084)	—	(14,083)	—
Gain on sale of affiliate interests (c)	—	(16)	—	65,467
Gain (loss) on investments, net	100,922	(20,207)	179,113	(97,354)
Gain (loss) on derivative contracts, net	(130,019)	10,915	(172,634)	75,450
Loss on extinguishment of debt	—	—	(13,125)	—
Minority interests	(3,061)	(2,822)	(6,833)	(3,067)
Miscellaneous, net	2,231	232	2,239	119
Loss from continuing operations before income taxes	(136,625)	(88,651)	(272,330)	(246,824)
Income tax benefit	77,889	24,829	132,756	60,341
Loss from continuing operations	(58,736)	(63,822)	(139,574)	(186,483)
Income (loss) from discontinued operations, net of taxes (c)	(421)	870	37,895	211,192
Income (loss) before cumulative effect of a change in accounting principle	(59,157)	(62,952)	(101,679)	24,709
Cumulative effect of a change in accounting principle, net of taxes	—	—	(862)	—
Net income (loss)	$(59,157)	$(62,952)	$(102,541)	$24,709
Basic and diluted net income (loss) per share:

Loss from continuing operations	$(0.21)	$(0.22)	$(0.49)	$(0.65)

Income from discontinued operations	$—	$—	$0.13	$0.73

Cumulative effect of a change in accounting principle, net of taxes	$—	$—	$—	$—

Net income (loss)	$(0.21)	$(0.22)	$(0.36)	$0.09

Basic weighted average common shares (in thousands)	283,901	288,507	283,484	288,171

(a)          2006 reflects the net operating results of FSN Chicago and Rainbow DBS (distribution operations) as discontinued operations and 2005 reflects the net operating results of FSN Ohio, FSN Florida (including the gain on Regional Programming Partners restructuring), FSN Chicago and Rainbow DBS (distribution operations) as discontinued operations.

(b)         The 2006 nine month period includes the collection of $26.5 million in June 2006 related to the resolution of a contractual programming dispute, $23.0 million of which was due for periods prior to the second quarter of 2006 but not recognized as a reduction to programming costs because it was being disputed and was not being paid by the affiliate.

(c)          In the 2005 nine month period, the company recorded a pre-tax gain in continuing operations of $66.6 million and an after-tax gain in discontinued operations of $265.5 million resulting from the Regional Programming Partners restructuring.  In the 2006 nine month period, the company recorded in discontinued operations $46.1 million, net of taxes, representing the collection in June 2006 of affiliate revenue that had not been previously recognized due to a contractual dispute.

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)

(Dollars in thousands, except per share data)

(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) included in this earnings release:

•                  Stock plan benefit (expense).  For the 2006 period, this adjustment eliminates the compensation cost relating to stock options, stock appreciation rights and restricted stock granted under our employee stock plan and non-employee director plan which has been recorded pursuant to FASB Statement No. 123R adopted effective January 1, 2006.  For the 2005 period, this adjustment eliminates the benefit or expense associated with vesting and marking to market of variable stock options and stock appreciation rights and charges related to the issuance of restricted stock (as restated to include adjustments resulting from the company’s stock option review previously reported in the company’s Form 10-K/A for the year-ended December 31, 2005).

•                  Restructuring credits (charges).  This adjustment eliminates the charges or credits associated with costs related to the elimination of positions, facility realignment, and other related restructuring activities in all periods.

•                  Depreciation and amortization (including impairments).  This adjustment eliminates depreciation and amortization (including impairments) of long-lived assets in all periods.

	Nine Months Ended September 30,
	2006 (a)	2005 (b)
CONSOLIDATED FREE CASH FLOW CALCULATION (c)

Net cash provided by operating activities (d)	$708,880	$646,567
Less: capital expenditures (e)	(700,331)	(540,058)
Consolidated free cash flow	$8,549	$106,509

(a)          Excludes the net operating results of FSN Chicago and the net operating results and capital expenditures of Rainbow DBS (distribution operations), which are reported in discontinued operations.  Discontinued operations provided a total of $80.3 million in cash for the nine months ended September 30, 2006.  This amount includes the collection of $78.0 million of affiliate revenue in June 2006 that had not been previously recognized.

(b)         Excludes the net operating results of FSN Chicago and the net operating results and capital expenditures of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations), which are reported in discontinued operations.  Discontinued operations used a total of $97.4 million of cash for the nine months ended September 30, 2005.

(c)          See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow.

(d)         The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(e)          See page 12 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended September 30,		%
	2006 (a)	2005 (a)	Change

Cable Television	$1,035,509	$872,300	18.7%
Optimum Lightpath	52,026	49,387	5.3%
Eliminations (b)	(11,781)	(11,084)	(6.3)%
Total Telecommunications	1,075,754	910,603	18.1%
AMC/IFC/WE tv	144,484	144,158	0.2%
Other Programming (c)	78,468	71,976	9.0%
Eliminations (b)	(5,910)	(5,712)	(3.5)%
Total Rainbow	217,042	210,422	3.1%
MSG	128,516	135,178	(4.9)%
Other (d)	21,249	19,029	11.7%
Eliminations (e)	(33,825)	(33,487)	(1.0)%
Total Cablevision	$1,408,736	$1,241,745	13.4%

	Nine Months Ended September 30,		%
	2006 (a)	2005 (a)	Change

Cable Television	$2,996,555	$2,541,313	17.9%
Optimum Lightpath	158,930	144,704	9.8%
Eliminations (b)	(37,398)	(28,972)	(29.1)%
Total Telecommunications	3,118,087	2,657,045	17.4%
AMC/IFC/WE tv	441,662	414,537	6.5%
Other Programming (c)	225,136	219,946	2.4%
Eliminations (b)	(17,464)	(19,559)	10.7%
Total Rainbow	649,334	614,924	5.6%
MSG	514,402	466,236	10.3%
Other (d)	59,476	62,499	(4.8)%
Eliminations (e)	(99,282)	(113,974)	12.9%
Total Cablevision	$4,242,017	$3,686,730	15.1%

(a)          2006 excludes the net revenues of FSN Chicago and 2005 excludes the net revenues of FSN Ohio, FSN Florida, FSN Chicago and Rainbow DBS (distribution operations), which are reported in discontinued operations.

(b)         Represents intra-segment revenues.

(c)          Includes FSN Bay Area, fuse, Mag Rack, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Metro Channels (through May 2005), Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

(d)         Represents net revenues of Clearview Cinemas and PVI Virtual Media.  In May 2005, Cablevision exchanged its 60% interest in PVI Latin America for the 40% interest in the rest of PVI that it did not already own.

(e)          Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS (Cont’d)

(Dollars in thousands)

(Unaudited)

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss)			Adjusted Operating Cash Flow
	Three Months Ended September 30,		%	Three Months Ended September 30,		%
	2006 (a)	2005 (a)	Change	2006 (a)	2005 (a)	Change
		(As restated)
Cable Television	$174,641	$146,609	19.1%	$397,591	$338,484	17.5%
Optimum Lightpath	(6,122)	(4,379)	(39.8)%	13,953	15,210	(8.3)%
Total Telecommunications	168,519	142,230	18.5%	411,544	353,694	16.4%
AMC/IFC/WE tv	51,613	53,423	(3.4)%	69,330	68,483	1.2%
Other Programming (b)	(36,373)	(33,602)	(8.2)%	(21,830)	(22,406)	2.6%
Total Rainbow	15,240	19,821	(23.1)%	47,500	46,077	3.1%
MSG	(24,555)	(15,611)	(57.3)%	(6,093)	1,764	—
Other (c)	(23,769)	(38,583)	38.4%	(14,142)	(23,668)	40.2%
Total Cablevision	$135,435	$107,857	25.6%	$438,809	$377,867	16.1%

	Operating Income (Loss)			Adjusted Operating Cash Flow
	Nine Months Ended September 30,		%	Nine Months Ended September 30,		%
	2006 (a)	2005 (a)	Change	2006 (a)	2005 (a)	Change
		(As restated)
Cable Television	$535,493	$400,699	33.6%	$1,188,253	$986,999	20.4%
Optimum Lightpath	(17,485)	(20,827)	16.0%	44,028	46,284	(4.9)%
Total Telecommunications	518,008	379,872	36.4%	1,232,281	1,033,283	19.3%
AMC/IFC/WE tv	131,929	132,734	(0.6)%	185,746	181,558	2.3%
Other Programming (b)	(122,357)	(118,711)	(3.1)%	(77,935)	(65,357)	(19.2)%
Total Rainbow	9,572	14,023	(31.7)%	107,811	116,201	(7.2)%
MSG	(37,240)	(21,887)	(70.1)%	18,788	34,788	(46.0)%
Other (c)	(84,675)	(101,413)	16.5%	(53,248)	(51,891)	(2.6)%
Total Cablevision	$405,665	$270,595	49.9%	$1,305,632	$1,132,381	15.3%

(a)          2006 excludes the operating income (loss) and AOCF of FSN Chicago and Rainbow DBS (distribution operations) and 2005 excludes the operating income (loss) and AOCF of FSN Ohio, FSN Florida, FSN Chicago and Rainbow DBS (distribution operations), which are reported in discontinued operations.

(b)         Includes FSN Bay Area, fuse, Mag Rack, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Metro Channels (through May 2005), Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

(c)          Includes operating results of Clearview Cinemas, PVI Virtual Media and unallocated corporate general and administrative costs.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

	September 30, 2006	June 30, 2006	September 30, 2005
CABLE TELEVISION

Revenue Generating Units
Basic Video Customers	3,110,800	3,101,044	3,009,064
iO Digital Video Customers	2,364,335	2,270,748	1,843,094
Optimum Online High-Speed Data Customers	1,963,880	1,891,442	1,600,434
Optimum Voice Customers	1,100,628	987,542	601,208
Residential Telephone Customers	5,927	6,655	8,224
Total Revenue Generating Units	8,545,570	8,257,431	7,062,024

Customer Relationships (a)	3,278,138	3,263,970	3,153,652

Homes Passed	4,539,000	4,519,000	4,474,000

Penetration
Basic Video to Homes Passed	68.5%	68.6%	67.3%
iO Digital to Basic Penetration	76.0%	73.2%	61.3%
Optimum Online to Homes Passed	43.3%	41.9%	35.8%
Optimum Voice to Homes Passed	24.3%	21.9%	13.4%

Monthly Churn
Basic Video	2.0%	1.7%	2.1%
iO Digital Video	2.3%	2.0%	2.6%
Optimum Online High-Speed Data	2.4%	2.0%	2.4%

Revenue for the three months ended (dollars in millions)

Video (b) (c)	$652	$645	$579
High-Speed Data (b)	228	223	194
Voice (b)	99	85	47
Advertising (b)	30	29	27
Other (b) (d)	27	26	25
Total Cable Television Revenue (e)	$1,036	$1,008	$872

Average Monthly Revenue per Basic Video Customer (“RPS”) (e)	$111.13	$109.01	$96.69

(a)          Number of customers who receive at least one of the company’s services, including business modem only customers.

(b)         Certain reclassifications have been made to the prior period revenue information to conform to the 2006 presentation.

(c)          Includes analog, digital, PPV, VOD and DVR revenue.

(d)         Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(e)          RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video subscribers for the quarter.

	September 30, 2006	June 30, 2006	September 30, 2005
RAINBOW

Viewing Subscribers
(in thousands)
AMC	80,600	78,600	77,200
WE tv	53,000	52,800	50,600
IFC	39,300	38,800	36,700
fuse	40,800	40,600	35,100
Consolidated Regional Sports (Bay Area)	3,700	3,600	3,600
Non-Consolidated Regional Sports (New England)	3,900	3,800	3,800

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

September 30, 2006

CAPITALIZATION

Cash and cash equivalents (a)	$522,475

Bank debt	$5,029,250
Collateralized indebtedness	957,290
Senior notes and debentures	5,993,657
Senior subordinated notes and debentures	496,913
Capital lease obligations and notes payable	75,768
Debt	$12,552,878

LEVERAGE
Debt	$12,552,878
Less: Collateralized indebtedness of unrestricted subsidiaries (b)	(957,290)
Cash and cash equivalents (c)	(401,311)
Net debt	$11,194,277

Leverage Ratios
Consolidated net debt to AOCF leverage ratio (b) (d)	5.9
Restricted Group leverage ratio (Bank Test) (e)	5.4
CSC Holdings notes and debentures leverage ratio (e)	5.4
Cablevision senior notes leverage ratio (f)	6.3
Rainbow National Services notes leverage ratio (g)	4.9

(a)          Includes $121.2 million of cash designated for the future payment of the special cash dividend (as declared on April 7, 2006 and paid on April 24, 2006) on certain unvested and/or unexercised equity based securities issued under the company’s equity plans.

(b)         Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(c)          Excludes $121.2 million of cash designated for the future payment of the special cash dividend (as declared on April 7, 2006 and paid on April 24, 2006) on certain unvested and/or unexercised equity based securities issued under the company’s equity plans.

(d)         AOCF is annualized based on the third quarter 2006 results, as reported, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.

(e)          Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior notes indentures, respectively, (which exclude Cablevision’s $1.5 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries, including Rainbow and MSG).  The annualized AOCF (as defined) used in the ratios is $1.6 billion.

(f)            Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s $1.5 billion of senior notes.

(g)         Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures. The annualized AOCF (as defined) used in the notes ratio is $276.8 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2006	2005
CAPITAL EXPENDITURES(a)

Consumer premise equipment	$127,248	$118,744
Scalable infrastructure	28,824	22,920
Line extensions	9,558	7,351
Upgrade/rebuild	996	1,668
Support	16,994	10,085
Total Cable Television	183,620	160,768
Optimum Lightpath	10,417	7,646
Total Telecommunications	194,037	168,414
Rainbow	6,713	6,809
MSG	6,137	6,157
Other (Corporate, Theatres and PVI)	4,918	5,160
Total Cablevision	$211,805	$186,540

	Nine Months Ended September 30,
	2006	2005
CAPITAL EXPENDITURES(a)

Consumer premise equipment	$429,075	$346,243
Scalable infrastructure	125,373	57,008
Line extensions	26,471	23,903
Upgrade/rebuild	3,149	4,549
Support	50,992	45,001
Total Cable Television (b)	635,060	476,704
Optimum Lightpath	27,500	19,391
Total Telecommunications	662,560	496,095
Rainbow	12,012	19,637
MSG	12,511	11,398
Other (Corporate, Theatres and PVI)	13,248	12,928
Total Cablevision	$700,331	$540,058

(a)          Excludes the capital expenditures of FSN Ohio, FSN Florida, and Rainbow DBS (distribution operations), which are reported in discontinued operations.

(b)         The increase in capital expenditures for the nine-month period ending September 30, 2006, as compared to the prior year period, is principally related to increases in consumer premise equipment and scalable infrastructure spending.  The consumer premise equipment spending primarily relates to Revenue Generating Unit growth.  The increase in scalable infrastructure spending primarily relates to an increase in speed to 15-megabits for the core Optimum Online service and the introduction of the 30-megabit Optimum Online Boost premium service.